EXHIBIT 3.1
CERTIFICATE OF AMENDMENT
TO CERTIFICATE OF INCORPORATION
OF ACORN HOLDING CORP., A DELAWARE CORPORATION
The Corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCLD”) does hereby certify:
FIRST: That by action of the board of directors of Acorn Holdings Corp. (the “Corporation”) resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders, or written consent in lieu thereof, of said Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:
RESOLVED, that the Certificate of Incorporation of the Corporation be amended by striking out the paragraph entitled “FIRST” thereof, and by substituting in lieu of said paragraph the following new paragraph:
“FIRST: The name of the corporation is Valentec Systems, Inc.”
RESOLVED, the Certificate of Incorporation of the Corporation is hereby amended by striking out the paragraph entitled “Fourth” thereof, and by substituting in lieu of said paragraph the following new paragraph:
“FOURTH: The Corporation is authorized to issue two classes of stock. One class of stock shall be Common Stock, par value $0.01. The second class of stock shall be Preferred Stock, par value $0.01. The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors. The total number of shares of capital stock which the Corporation is authorized to issue is 260,000,000, of which 250,000,000 shares will be Common Stock and 10,000,000 shares will be Preferred Stock.”

SECOND: The amendment of the Certificate of Incorporation herein certified has been duly proposed, adopted and approved, in accordance with the provisions of Section 242, 141 and 228 of the General Corporation Law of the State of Delaware, by action of the directors dated August 3, 2005 and the written consent of the stockholders of the Corporation dated February 15, 2006. The number of votes cast in favor of the foregoing amendment by the stockholders was sufficient for approval of the amendment.
THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the GCLD.
FOURTH: This amendment shall be effective as of the date of filing of this Certificate of Amendment.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 30th day of March, 2006.

By:	/s/ Robert A. Zummo
	Name:	Robert A. Zummo
	Title:	President

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